ROGERS AND ROGERS, P.C.

ATTORNEYS AT LAW

John B. Rogers
Catherine R. Rogers
Also admitted in Colorado

122 East Seventeenth Street
Cheyenne, Wyoming 82001

Telephone: (307) 634-7448
Facsimile: (307) 635-5931
john@rogersfirm.com
catherine@rogersfirm.com

December 22, 2005

Paradigm Holdings, Inc.
2600 Towers Oaks Boulevard
Suite 500
Rockville, Maryland 20852

Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 5,662,350 shares of common stock, par value $0.01 per share (the "Shares") of Paradigm Holdings, Inc., a Wyoming corporation (the "Company").

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. We have not attempted to independently verify any of the factual matters certified to us by officers of the Company.

This opinion is rendered as of the date of this letter and is limited to matters of Wyoming corporate law, including applicable provisions of the Wyoming Constitution, Wyoming Statutes and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares which will be offered for sale as described in the prospectus which is included in and made a part of the Registration Statement (the "Prospectus") were validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Sincerely,

ROGERS AND ROGERS, P.C.

By____________________
John B. Rogers

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